Exhibit 99.1

13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Fourth Quarter 2022 RevPAR Recapture Reaches New High

Operating Income Triples Driving Adjusted EBITDAre Growth of 100% to $180.8 Million in 2022

Nearly $1 Billion of Strategic Acquisitions Completed in 2022

Austin, Texas, February 27, 2023 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the fourth quarter and full year ended December 31, 2022.

“We are pleased with the continued improvement of our operating results during the fourth quarter which drove 2019 RevPAR recapture to a new quarterly high of 97% highlighted by December results that exceeded pre-pandemic levels for the first time in our pro forma portfolio. The strong fourth quarter capped off another active year for the Company as we completed nearly $1 billion of strategic transactions, reinstated our common dividend, and made our initial investment in the rapidly growing glamping segment of the hospitality space. Operating trends have remained stable across our portfolio in early 2023 as January results were in-line with expectations and pace for February and March is accelerating,” said Jonathan P. Stanner, the Company’s President and Chief Executive Officer. “Prudent capital allocation continues to be foundational to our investment strategy and subsequent to year-end we have entered into contracts to sell six hotels and a vacant land parcel for approximately $80 million. Combined with our previously completed asset sale in 2022, we have signed or closed sales totaling $155 million at a blended capitalization rate of 2.3% based on trailing twelve-month net operating income and eliminated nearly $44 million of near-term required capital expenditures. These sales will further enhance our balance sheet reducing net leverage, increasing our liquidity to nearly $500 million, and resulting in no maturities until the fourth quarter of 2024,” commented Mr. Stanner.

Fourth Quarter 2022 Summary

•	Net Loss: Net loss attributable to common stockholders was $12.0 million, or $0.11 per diluted share, compared to a net loss of $15.3 million, or $0.15 per diluted share, for the fourth quarter of 2021.

•	Pro forma RevPAR: Pro forma RevPAR increased 17.9 percent to $109.01 compared to the fourth quarter of 2021. Pro forma ADR increased 14.1 percent to $159.62 compared to the same period in 2021, and pro forma occupancy increased 3.3 percent to 68.3 percent.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA increased 27.1 percent to $62.1 million from $48.9 million in the same period in 2021. Pro forma hotel EBITDA margin expanded 106 basis points to 36.0 percent from 35.0 percent in the same period of 2021.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 61.6 percent to $46.1 million from $28.5 million in the fourth quarter of 2021.

•	Adjusted FFO: Adjusted FFO was $30.3 million, or $0.25 per diluted share, compared to $14.8 million, or $0.14 per diluted share, in the fourth quarter of 2021.

•	Capital Improvements: The Company invested $27.7 million in capital improvements during the fourth quarter and $22.2 million on a pro rata basis after consideration of joint ventures.

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The Company’s results for the three months and years ended December 31, 2022, and 2021 are as follows (in thousands, except per share amounts):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Net loss attributable to common stockholders	$(11,975)	$(15,275)	$(16,929)	$(83,714)
Net loss per diluted share	$(0.11)	$(0.15)	$(0.16)	$(0.80)
Total revenues	$172,326	$106,862	$675,695	$361,926
EBITDAre (1)	$54,498	$26,312	$210,609	$86,325
Adjusted EBITDAre (1)	$46,084	$28,513	$180,815	$90,495
FFO (1)	$25,542	$8,140	$95,253	$17,300
Adjusted FFO (1)	$30,340	$14,801	$113,970	$36,782
FFO per diluted share and unit (1)	$0.21	$0.08	$0.79	$0.16
Adjusted FFO per diluted share and unit (1)	$0.25	$0.14	$0.94	$0.35

Pro Forma (103 Lodging Assets) (2)
RevPAR	$109.01	$92.49	$110.91	$80.42
RevPAR Growth	17.9%		37.9%
Hotel EBITDA	$62,142	$48,904	$243,940	$149,678
Hotel EBITDA margin	36.0%	35.0%	35.4%	31.4%
Hotel EBITDA margin growth	106 bps		401 bps

Same Store (71 Lodging Assets) (3)
RevPAR	$110.74	$93.78	$114.61	$80.80
RevPAR Growth	18.1%		41.8%
Hotel EBITDA	$42,817	$34,785	$179,563	$105,658
Hotel EBITDA margin	34.5%	33.5%	35.5%	29.8%
Hotel EBITDA margin growth	109 bps		576 bps

(1)	See tables later in this press release for a discussion and reconciliation of net loss to non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating loss to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release.

(2)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 103 lodging assets owned as of December 31, 2022, as if each had been owned by the Company since January 1, 2021 and remained open for the entirety of the measurement period. As a result, all pro forma information includes operating and financial results for lodging assets acquired since January 1, 2021, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP measures are unaudited.

(3)	All same store information includes operating and financial results for 71 lodging assets owned as of December 31, 2022, and at all times during the three months and year ended December 31, 2022, and 2021.

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Full Year 2022 Summary

•	Net Loss: Net loss attributable to common stockholders was $16.9 million, or $0.16 per diluted share, compared to a net loss of $83.7 million, or $0.80 per diluted share, for the year ended 2021.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) increased 37.9 percent from 2021 to $110.91. Pro forma average daily rate (“ADR”) increased 25.9 percent from 2021 to $159.30, and pro forma occupancy increased 9.5 percent to 69.6 percent.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA increased 63.0 percent to $243.9 million from $149.7 million in 2021. Pro forma hotel EBITDA margin expanded 401 basis points to 35.4 percent from 31.4 percent in 2021.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 99.8 percent to $180.8 million from $90.5 million for the year ended 2021.

•	Adjusted FFO: Adjusted FFO was $114.0 million, or $0.94 per diluted share, compared to $36.8 million, or $0.35 per diluted share, for the year ended 2021.

•	Capital Improvements: The Company invested $76.5 million in capital improvements during 2022 and $63.6 million on a pro rata basis after consideration of joint ventures.

Onera Partnership Update

Onera Fredericksburg Acquisition and Expansion

On October 26, 2022, the Company acquired a 90 percent equity interest in the entity (the “Onera Joint Venture”) that owns Onera Fredericksburg, an 11-unit premium glamping asset located in Fredericksburg, Texas, for $4.5 million, based on a total valuation of $5.0 million, and an adjacent 6.4-acre land parcel for future expansion for $0.7 million, based on a total valuation of $0.8 million.

Onera Fredericksburg achieved 2022 RevPAR of $440, hotel EBITDA margin of more than 60%, and a net operating income yield of 17% on the Onera Joint Venture’s $5.0 million acquisition price. The Onera Joint Venture will pay a one-time incentive payment of up to $2.0 million if the property meets a certain unlevered yield threshold for the twelve-month period ending July 31, 2023. Additionally, the Onera Joint Venture expects to begin construction on the adjacent 6.4-acre vacant land parcel in 2023, which will add an additional 15-20 premium units that are expected to achieve a mid-teens stabilized net operating income yield.

Onera Development Project Financed Utilizing Mezzanine Loan Program

Subsequent to year-end, the Company utilized its mezzanine lending platform to enter into an agreement with affiliates of Onera to provide mezzanine financing of up to $4.6 million for the future development of a high-end glamping asset. The loan has a fixed interest rate of 12% that will be paid monthly. The Company has an option to purchase 90% of the development upon its expected completion in mid-2024 at a pre-negotiated price.

Upon completion of the two development projects, the Onera Joint Venture will have invested approximately $40 to $45 million in high-end glamping projects that are estimated to achieve blended stabilized net operating income yields in the mid-teens.

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Pending Transaction Activity

The Company entered into three separate contracts subsequent to year end to dispose of an aggregate of six hotels totaling 750 guestrooms and a vacant land parcel. The aggregate gross sales price for the pending disposition activity is $79.9 million and the hotel transactions are expected to close in the second quarter of 2023 with the vacant land sale closing expected in the second half of 2023. The sales price for all transactions represents a 3.9% capitalization rate based on net operating income after a 4% FF&E reserve for the year ended December 31, 2022. The Company expects to forego between $33 million and $38 million of future near-term required capital expenditures at the six hotels as a result of the sales which would reduce the all-in capitalization rate to approximately 2.6%. All of the pending dispositions are wholly owned assets and net proceeds will be used to repay outstanding debt, enhance the Company’s liquidity profile, and reduce overall balance sheet leverage.

Two-Hotel Portfolio Sale

The Company is under contract to sell two hotels totaling 283 guestrooms for a gross sales price of $50.5 million. The sales price represents a 3.9% capitalization rate based on the portfolio’s net operating income after a 4% FF&E reserve for the year ended December 31, 2022. The hotels for sale are:

•	160-guestroom – Residence Atlanta Midtown/Peachtree at 17th

•	123-guestroom – Courtyard Kansas City Country Club Plaza

Four-Hotel Portfolio Sale

The Company is separately under contract to sell four hotels totaling 467 guestrooms for a gross sales price of $28.1 million. The sales price represents a 4.2% capitalization rate based on the portfolio’s net operating income after a 4% FF&E reserve for the year ended December 31, 2022. The hotels for sale are:

•	151-guestroom – Hyatt Place Chicago/Lombard/Oak Brook

•	126-guestroom – Hyatt Place Chicago/Hoffman Estates

•	97-guestroom – Hilton Garden Inn Minneapolis/Eden Prairie

•	93-guestroom – Holiday Inn Express & Suites Eden Prairie – Minnetonka

The Company can make no assurances that it will be able to complete the sale transactions based on the current contractual terms or at all.

Capital Markets & Balance Sheet

On December 31, 2022, inclusive of its pro rata share of the GIC Joint Venture credit facility, the Company had the following:

•	Outstanding debt of $1.2 billion with a weighted average interest rate of 4.53 percent. After giving effect to interest rate derivative agreements, $749.0 million, or 65 percent, of our outstanding debt had an average fixed interest rate, and $401.1 million, or 35 percent, had a variable interest rate.

•	Unrestricted cash and cash equivalents of $38.1 million.

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•	Revolving credit facility availability of $385.0 million on its $400.0 million credit facility.

•	Total liquidity of $423.1 million, including unrestricted cash and cash equivalents and revolving credit facility availability.

On February 10, 2023, inclusive of the recent transaction activity and its pro rata share of the GIC Joint Venture credit facility but exclusive of pending disposition activity, the Company had the following:

•	Outstanding debt of $1.1 billion with a weighted average interest rate of 4.70 percent. After giving effect to interest rate derivative agreements, $748.7 million, or 65 percent, of our outstanding debt had an average fixed interest rate, and $401.0 million, or 35 percent, had a variable interest rate.

•	Unrestricted cash and cash equivalents of $38.5 million.

•	Revolving credit facility availability of $382.0 million on its $400.0 million credit facility.

•	Total liquidity of $420.5 million including unrestricted cash and cash equivalents and revolving credit facility availability.

•	Adjusted for pending disposition activity, an estimated total liquidity of $500 million, including unrestricted cash equivalents and revolving credit facility availability.

The Company notified lenders of its intent to exercise the first of four available maturity date extension options on its $400 million senior revolving credit facility during the fourth quarter. The extended maturity date of September 30, 2023, is expected to become effective in March of this year and the Company will have three remaining six-month extension options at the Company’s sole discretion available that result in a fully extended maturity date of March 31, 2025.

The Company also defeased its final 2023 debt maturity for $32.3 million in the fourth quarter of 2022, resulting in $6.7 million of restricted cash being returned to the Company. The Company does not have any remaining debt maturities after consideration of extension options until the fourth quarter of 2024.

Dividends

On January 26, 2023, the Company declared a quarterly cash dividend of $0.04 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP.

In addition, the Board of Directors declared a quarterly cash dividend of:

•	$0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock

•	$0.3671875 per share on its 5.875% Series F Cumulative Redeemable Preferred Stock.

•	$0.328125 per unit on its 5.25% Series Z Cumulative Perpetual Preferred Units

The common and preferred dividends are payable on February 28, 2023, to holders of record as of February 14, 2023.

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2023 Outlook

The Company is providing its outlook for the full year 2023 based on 103 lodging assets, 61 of which were wholly owned as of February 27, 2023. There are no pending acquisitions, dispositions, or additional capital markets activities assumed in the Company’s full year 2023 outlook.

	FYE 2023 Outlook
	Low	High
Pro Forma RevPAR (103 Lodging Assets) (1)	$117.50	$123.00
Pro Forma RevPAR Growth	6.00%	11.00%
Adjusted EBITDAre	$190,400	$205,900
Adjusted FFO	$112,100	$128,100
Adjusted FFO per Diluted Unit	$0.92	$1.05
Capital Expenditures, Pro Rata	$60,000	$80,000

(1)	All pro forma information includes operating and financial results for 103 lodging assets owned as of December 31, 2022, as if each property had been owned by the Company since January 1, 2022 and will continue to be owned through the entire year ending December 31, 2023. As a result, the pro forma information includes operating and financial results for lodging assets acquired since January 1, 2022, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

Fourth Quarter and Full Year 2022 Earnings Conference Call

The Company will conduct its quarterly conference call on Tuesday, February 28, 2023, at 9:00 AM ET. To participate in the conference call, please follow the steps below:

1.	To access the conference call, please pre-register using this link. Registrants will receive a confirmation with dial-in details.

2.	A live webcast of the conference call can be accessed using this link. A replay of the webcast will be available in the Investors section of the Company’s website, www.shpreit.com, until April 30, 2023.

Supplemental Disclosures

In conjunction with this press release, the Company has furnished a financial supplement with additional disclosures on its website. Visit www.shpreit.com for more information. The Company has no obligation to update any of the information provided to conform to actual results or changes in portfolio, capital structure or future expectations.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded lodging assets with efficient operating models primarily in the upscale segment of the lodging industry. As of February 27, 2023, the Company’s portfolio consisted of 103 lodging assets, 61 of which are wholly owned, with a total of 15,334 guestrooms located in 24 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN and on Facebook at facebook.com/SummitHotelProperties.

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Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections, or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
ASSETS
Investments in lodging property, net	$2,792,552	$2,091,973
Undeveloped land	-	1,500
Assets held for sale, net	78,576	425
Cash and cash equivalents	51,255	64,485
Restricted cash	10,553	32,459
Right-of-use assets, net	35,023	26,942
Trade receivables, net	21,015	14,476
Prepaid expenses and other	8,378	24,496
Deferred charges, net	7,074	4,347
Other assets	17,844	3,799
Total assets	$3,022,270	$2,264,902
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$1,451,796	$1,069,797
Lease liabilities, net	25,484	17,232
Accounts payable	5,517	4,462
Accrued expenses and other	81,304	66,219
Total liabilities	1,564,101	1,157,710

Redeemable non-controlling interests	50,219	-
Total stockholders' equity	959,813	948,073
Non-controlling interests	448,137	159,119
Total equity	1,407,950	1,107,192
Total liabilities, redeemable non-controlling interests and equity	$3,022,270	$2,264,902

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Summit Hotel Properties, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Revenues:
Room	$153,623	$98,577	$609,370	$334,338
Food and beverage	9,937	2,643	32,117	7,299
Other	8,766	5,642	34,208	20,289
Total revenues	172,326	106,862	675,695	361,926
Expenses:
Room expense	35,281	22,461	136,999	74,781
Food and beverage expense	7,710	1,856	24,897	4,856
Other hotel operating expenses	53,104	34,954	207,975	123,626
Property taxes, insurance and other	9,885	8,777	49,921	41,350
Management fees	4,297	3,101	17,442	9,858
Depreciation and amortization	37,698	26,179	150,160	105,955
Corporate general and administrative	7,022	11,145	30,765	29,428
Transaction costs	12	-	749	3,849
Recoveries of credit losses	-	-	(1,100)	(2,632)
Loss on write-down or impairment of assets	10,420	-	10,420	4,361
Total expenses	165,429	108,473	628,228	395,432
(Loss) gain on disposal of assets, net	(164)	159	20,315	240
Operating income (loss)	6,733	(1,452)	67,782	(33,266)
Other income (expense):
Interest expense	(19,379)	(10,801)	(65,581)	(43,368)
Other (expense) income, net	(472)	1,746	2,627	9,523
Total other expense	(19,851)	(9,055)	(62,954)	(33,845)
(Loss) income from continuing operations before income taxes	(13,118)	(10,507)	4,828	(67,111)
Income tax benefit (expense)	1,036	(398)	(3,611)	(1,473)
Net (loss) income	(12,082)	(10,905)	1,217	(68,584)
Loss (income) loss attributable to non-controlling interests	4,730	(107)	249	3,011
Net (loss) income attributable to Summit Hotel Properties, Inc.	(7,352)	(11,012)	1,466	(65,573)
Distributions to and accretion of redeemable non-controlling interests	(654)	-	(2,520)	-
Preferred dividends	(3,969)	(4,263)	(15,875)	(15,431)
Premium on redemption of preferred stock	-	-	-	(2,710)
Net loss attributable to common stockholders	$(11,975)	$(15,275)	$(16,929)	$(83,714)
Loss per share:
Basic and diluted	$(0.11)	$(0.15)	$(0.16)	$(0.80)
Weighted average common shares outstanding:
Basic and diluted	105,235	104,559	105,142	104,471

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Summit Hotel Properties, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Measures – Funds From Operations

(in thousands, except per share and unit amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(12,082)	$(10,905)	$1,217	$(68,584)
Preferred dividends	(3,969)	(4,263)	(15,875)	(15,431)
Distributions to and accretion of redeemable non-controlling interests	(654)	-	(2,520)	-
Premium on redemption of preferred stock	-	-	-	(2,710)
Loss (income) related to non-controlling interests in consolidated joint ventures	2,898	(124)	(2,321)	2,896
Net loss applicable to common shares and common units	(13,807)	(15,292)	(19,499)	(83,829)
Real estate-related depreciation (1)	36,533	26,041	145,492	105,462
Loss on write down or impairment of assets	10,420	-	10,420	4,361
Loss (gain) on disposal of assets, net	164	(159)	(20,315)	(240)
Adjustments related to non-controlling interests in consolidated joint ventures	(7,768)	(2,450)	(20,845)	(8,454)
FFO applicable to common shares and common units	25,542	8,140	95,253	17,300
Recoveries of credit losses	-	-	(1,100)	(2,632)
Amortization of lease-related intangible assets	-	22	-	87
Amortization of deferred financing costs	1,470	1,114	5,708	4,353
Amortization of franchise fees (1)	159	138	663	493
Amortization of intangible assets (1)	911	-	3,643	-
Equity-based compensation	1,376	4,820	8,446	10,681
Executive transition costs	-	1,065	-	1,065
Transaction costs	12	-	749	3,849
Debt transaction costs	362	60	1,528	220
Premium on redemption of preferred stock	-	-	-	2,710
Non-cash interest income (2)	-	(263)	(113)	(1,042)
Non-cash lease expense, net	131	133	505	521
Casualty losses (recoveries), net	1,451	(313)	2,505	468
Adjustments related to non-controlling interests in consolidated joint ventures	(657)	(115)	(3,400)	(1,291)
Special allocation related to sale of joint venture asset	(417)	-	(417)	-
AFFO applicable to common shares and common units	$30,340	$14,801	$113,970	$36,782
FFO per common share / common unit	$0.21	$0.08	$0.79	$0.16
AFFO per common share / common unit	$0.25	$0.14	$0.94	$0.35
Weighted average diluted common shares/common units for FFO and AFFO (3)	121,923	105,433	121,163	105,455

(1)	The total of these line items represents depreciation and amortization as reported on the Company’s Condensed Consolidated Statements of Operations for the periods presented.

(2)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(3)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc.

Reconciliation of Weighted Average Diluted Common Shares

(in thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Weighted average dilutive common shares outstanding	105,235	104,559	105,142	104,471
Dilutive effect of restricted stock awards	105	381	221	402
Dilutive effect of performance stock awards	52	-	7	-
Dilutive effect of shares issuable upon conversion of convertible debt	24,193	23,978	24,193	23,256
Adjusted weighted average dilutive common shares outstanding	129,585	128,918	129,563	128,129

Non-GAAP adjustment for dilutive effect of common units	15,981	125	15,360	144
Non-GAAP adjustment for dilutive effect of restricted stock awards	550	368	433	438
Non-GAAP adjustment for dilutive effect of shares issuable upon conversion of convertible debt	(24,193)	(23,978)	(24,193)	(23,256)
Non-GAAP weighted dilutive common shares/units outstanding – FFO and AFFO	121,923	105,433	121,163	105,455

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Summit Hotel Properties, Inc.

Reconciliation of Net (Loss) Income to Non-GAAP Measures – EBITDAre

(in thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(12,082)	$(10,905)	$1,217	$(68,584)
Depreciation and amortization	37,698	26,179	150,160	105,955
Interest expense	19,379	10,801	65,581	43,368
Interest income	(45)	(2)	(65)	(8)
Income tax (benefit) expense	(1,036)	398	3,611	1,473
EBITDA	43,914	26,471	220,504	82,204
Loss on write down or impairment of assets	10,420	-	10,420	4,361
Loss (gain) on disposal of assets, net	164	(159)	(20,315)	(240)
EBITDAre	54,498	26,312	210,609	86,325
Recoveries of credit losses	-	-	(1,100)	(2,632)
Amortization of lease-related intangible assets	-	22	-	87
Amortization of key money liabilities	(96)	-	(363)	-
Equity-based compensation	1,376	4,820	8,446	10,681
Executive transition costs	-	1,065	-	1,065
Transaction costs	12	-	749	3,849
Debt transaction costs	362	60	1,528	220
Non-cash interest income (1)	-	(263)	(113)	(1,042)
Non-cash lease expense, net	131	133	505	521
Casualty losses (recoveries), net	1,451	(313)	2,505	468
Loss (income) related to non-controlling interests in consolidated joint ventures	2,898	(124)	(2,321)	2,896
Adjustments related to non-controlling interests in consolidated joint ventures	(14,131)	(3,199)	(39,213)	(11,943)
Special allocation related to sale of joint venture asset	(417)	-	(417)	-
Adjusted EBITDAre	$46,084	$28,513	$180,815	$90,495

(1)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(in thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
Pro Forma Operating Data (1,2)	2022	2021	2022	2021
Pro forma room revenue	$153,767	$127,208	$619,051	$436,048
Pro forma other hotel operations revenue	18,710	12,639	70,131	40,856
Pro forma total revenues	172,477	139,847	689,182	476,904
Pro forma total hotel operating expenses	110,335	90,943	445,242	327,226
Pro forma hotel EBITDA	$62,142	$48,904	$243,940	$149,678
Pro forma hotel EBITDA Margin	36.0%	35.0%	35.4%	31.4%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$172,326	$106,862	$675,695	$361,926
Total revenues - acquisitions (1)	151	34,260	15,329	118,864
Total revenues - dispositions (2)	-	(1,275)	(1,842)	(3,886)
Pro forma total revenues	172,477	139,847	689,182	476,904

Hotel Operating Expenses:
Total hotel operating expenses	110,277	71,149	437,234	254,471
Hotel operating expenses - acquisitions (1)	58	20,826	9,593	76,272
Hotel operating expenses - dispositions (2)	-	(1,032)	(1,585)	(3,517)
Pro forma hotel operating expenses	110,335	90,943	445,242	327,226

Hotel EBITDA:
Operating income (loss)	6,733	(1,452)	67,782	(33,266)
Loss (gain) on disposal of assets, net	164	(159)	(20,315)	(240)
Loss on write down or impairment of assets	10,420	-	10,420	4,361
Recoveries of credit losses	-	-	(1,100)	(2,632)
Transaction costs	12	-	749	3,849
Corporate general and administrative	7,022	11,145	30,765	29,428
Depreciation and amortization	37,698	26,179	150,160	105,955
Hotel EBITDA	62,049	35,713	238,461	107,455
Hotel EBITDA - acquisitions (1)	(19,232)	(685)	(58,641)	(1,428)
Hotel EBITDA - dispositions (2)	-	(243)	(257)	(369)
Same store hotel EBITDA	$42,817	$34,785	$179,563	$105,658
Hotel EBITDA - acquisitions (3)	19,325	14,119	64,377	44,020
Pro forma hotel EBITDA	$62,142	$48,904	$243,940	$149,678

(1)	For any hotels acquired by the Company after January 1, 2021 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to December 31, 2022 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(2)	For hotels sold by the Company between January 1, 2021, and December 31, 2022 (the “Disposed Hotels”), the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on January 1, 2020 and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining same-store hotel EBITDA.

(3)	Unaudited pro forma information includes operating results for 103 hotels owned as of December 31, 2022, as if all such hotels had been owned by the Company since January 1, 2021. For hotels acquired by the Company after January 1, 2021 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2021, to December 31, 2022. The financial results for the Acquired Hotels include information provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(in thousands, except operating statistics)

(Unaudited)

	2022
Pro Forma Operating Data (1,2)	Q1	Q2	Q3	Q4	Year Ended 12/31/2022
Pro forma room revenue	$135,262	$169,519	$160,503	$153,767	$619,051
Pro forma other hotel operations revenue	15,024	18,263	18,134	18,710	70,131
Pro forma total revenues	150,286	187,782	178,637	172,477	689,182
Pro forma total hotel operating expenses	100,696	116,910	117,301	110,335	445,242
Pro forma hotel EBITDA	$49,590	$70,872	$61,336	$62,142	$243,940
Pro forma hotel EBITDA Margin	33.0%	37.7%	34.3%	36.0%	35.4%

Pro Forma Statistics (1,2)
Rooms sold	876,489	1,034,603	1,011,675	963,342	3,886,109
Rooms available	1,365,325	1,395,182	1,410,544	1,410,583	5,581,634
Occupancy	64.2%	74.2%	71.7%	68.3%	69.6%
ADR	$154.32	$163.85	$158.65	$159.62	$159.30
RevPAR	$99.07	$121.50	$113.79	$109.01	$110.91

Actual Statistics
Rooms sold	843,066	1,025,340	1,010,996	963,151	3,842,553
Rooms available	1,313,661	1,382,673	1,409,716	1,410,358	5,516,408
Occupancy	64.2%	74.2%	71.7%	68.3%	69.7%
ADR	$152.79	$162.68	$158.39	$159.50	$158.58
RevPAR	$98.05	$120.64	$113.59	$108.92	$110.46

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$141,869	$183,248	$178,252	$172,326	$675,695
Total revenues from acquisitions (1)	9,551	5,242	385	151	15,329
Total revenues from dispositions (2)	(1,134)	(708)	-	-	(1,842)
Pro forma total revenues	150,286	187,782	178,637	172,477	689,182

Hotel Operating Expenses:
Total hotel operating expenses	95,734	114,074	117,149	110,277	437,234
Total hotel operating expenses from acquisitions (1)	6,030	3,353	152	58	9,593
Total hotel operating expenses from dispositions (2)	(1,068)	(517)	-	-	(1,585)
Pro forma total hotel operating expenses	100,696	116,910	117,301	110,335	445,242

Hotel EBITDA:
Operating income	724	43,095	17,230	6,733	67,782
(Gain) loss on disposal of assets, net	-	(20,484)	5	164	(20,315)
Loss on write down or impairment of assets	-	-	-	10,420	10,420
Recoveries of credit losses	-	(250)	(850)	-	(1,100)
Transaction costs	-	681	56	12	749
Corporate general and administrative	9,137	8,074	6,532	7,022	30,765
Depreciation and amortization	36,274	38,058	38,130	37,698	150,160
Hotel EBITDA	46,135	69,174	61,103	62,049	238,461
Hotel EBITDA from acquisitions (1)	(12,304)	(14,815)	(12,290)	(19,232)	(58,641)
Hotel EBITDA from dispositions (2)	(66)	(191)	-	-	(257)
Same store hotel EBITDA	$33,765	$54,168	$48,813	$42,817	$179,563
Hotel EBITDA from acquisitions (3)	15,825	16,704	12,523	19,325	64,377
Pro forma hotel EBITDA	$49,590	$70,872	$61,336	$62,142	$243,940

(1)	For any hotels acquired by the Company after January 1, 2022 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to December 31, 2022 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(2)	For hotels sold by the Company between January 1, 2022, and December 31, 2022 (the “Disposed Hotels”), the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on January 1, 2022, and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining same-store hotel EBITDA.

(3)	Unaudited pro forma information includes operating results for 103 hotels owned as of December 31, 2022, as if all such hotels had been owned by the Company since January 1, 2022. For hotels acquired by the Company after January 1, 2022 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2022, to December 31, 2022. The financial results for the Acquired Hotels include information provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

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Summit Hotel Properties, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Measures – EBITDA for Financial Outlook

(in thousands)

(Unaudited)

	FYE 2023 Outlook
	Low	High
Net (loss) income	$(9,100)	$10,000
Depreciation and amortization	150,100	150,100
Interest expense	84,600	84,100
Income tax expense	3,100	3,100
EBITDA and EBITDAre	$228,700	$247,300
Equity-based compensation	7,300	7,300
Debt transaction costs	300	300
Other non-cash expense	400	400
Loss related to non-controlling interests in consolidated joint ventures	12,300	9,200
Adjustments related to non-controlling interests in consolidated joint ventures	(58,600)	(58,600)
Adjusted EBITDAre	$190,400	$205,900

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Summit Hotel Properties, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(In thousands except per share and unit)

(Unaudited)

	FYE 2023 Outlook
	Low	High
Net (loss) income	$(9,100)	$10,000
Preferred dividends	(15,900)	(15,900)
Distributions to and accretion of redeemable non-controlling interests	(2,600)	(2,600)
Loss related to non-controlling interests in consolidated joint ventures	12,300	9,200
Net (loss) income applicable to common shares and common units	$(15,300)	$700
Real estate-related depreciation	145,800	145,800
Adjustments related to non-controlling interests in consolidated joint ventures	(30,900)	(30,900)
FFO applicable to common shares and common units	$99,600	$115,600
Amortization of deferred financing costs	3,000	3,000
Amortization of franchise fees	600	600
Equity-based compensation	7,300	7,300
Debt transaction costs	300	300
Other non-cash expense	4,100	4,100
Adjustments related to non-controlling interests in consolidated joint ventures	(2,800)	(2,800)
AFFO applicable to common shares and common units	$112,100	$128,100
Weighted average diluted common shares / common units for FFO and AFFO	122,400	122,400
FFO per common share / common unit	$0.81	$0.94
AFFO per common share / common unit	$0.92	$1.05

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Non-GAAP Financial Measures

We disclose certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDAre, and Hotel EBITDA (as described below). We caution investors that amounts presented in accordance with our definitions of non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by GAAP such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships, and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation expense, transaction costs, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash interest income and non-cash income tax related adjustments to our deferred tax asset. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider FFO and AFFO an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, and certain transaction costs related to lodging property acquisition activities and debt, FFO and AFFO provide performance measures that, when compared year over year, reflect the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of depreciation and amortization expense on assets at our corporate offices, which is de minimus. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis for one measurement of the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as EBITDA, excluding: (i) loss and gains on disposition of property and (ii) asset impairments, if any. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional non-recurring or unusual items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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